As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TARGET LOGISTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	11-3309110
State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Harborview Drive, Third Floor
Baltimore, Maryland 21230
(410) 332-1598
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TARGET LOGISTICS, INC.
1996 STOCK OPTION PLAN
(Full title of the plan)

Stuart Hettleman
President
Target Logistics, Inc.
500 Harborview Drive, Third Floor
Baltimore, Maryland 21230
(410) 332-1598
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Hillel Tendler, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202
(410) 332-8552

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Shares to be	Amount to be	Offering Price Per	Aggregate Offering	Registration Fee
Registered	Registered(1)(2)	Share(3)	Price(1)(2)

Common Stock, par value $.01 per share	500,000 shares	$0.36	$180,000	$14.56

(1)	This registration statement registers an additional 500,000 shares of the same class as other securities for which a registration statement filed on this form relating to the same employee benefit plan is effective. We previously registered 1,000,000 shares of common stock on January 26, 1999 (File No. 333-71197) pursuant to the Target Logistics, Inc. 1996 Stock Option Plan. We will have an aggregate of 1,500,000 shares registered pursuant to the Target Logistics, Inc. 1996 Stock Option Plan upon the effectiveness of this registration statement.

(2)	Plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(3)	Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(h) based upon the market price of the Shares as of July 25, 2003.

Explanatory Note

     This Registration Statement is filed pursuant to General Instruction E of Form S-8 for the purpose of registering 500,000 additional shares of common stock, par value $0.01 per share (“Common Stock”), of Target Logistics, Inc., a Delaware corporation (the “Registrant”), reserved for issuance upon the exercise of stock options that may be granted under Target Logistics, Inc. 1996 Stock Option Plan (the “Plan”). A registration statement filed on Form S-8 relating to the Plan is currently effective. The Registrant has elected to rely upon General Instruction E to Form S-8, which permits the filing of an abbreviated registration statement for the registration of additional securities for an employee benefit plan for which an earlier S-8 registration is effective. Consequently, pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-71197) are incorporated by reference into this Registration Statement.

     The Registrant’s Board of Directors authorized the increase in the aggregate number of shares available for issuance under the Plan, and, on December 5, 2002, the amendment to the Plan was approved by the Registrant’s shareholders. The Plan, as amended, increased the number of shares of common stock which may be issued pursuant to the Plan by 500,000 shares, bringing the total number of authorized shares to 1,500,000.

PART II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference

     The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file subsequently with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents and will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, until such time as this registration statement is no longer in effect:

     (i) Annual Report on Form 10-K for the fiscal year ended June 30, 2002;

     (ii) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002, and March 31, 2003;

     (iii) Description of the Company’s Common Stock contained in the registration statement for such class of securities filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibits

5.1	Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., as to legality of Shares to be issued
10.1	Target Logistics, Inc. 1996 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2002, File No. 0-29754)
23.1	Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in their opinion in Exhibit 5.1)
23.2	Consent of Stonefield Josephson, Inc., independent certified public accountants

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 30th day of July, 2003.

TARGET LOGISTICS, INC

By:	/s/ Stuart Hettleman

Stuart Hettleman, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.

Signature	Title	Date

/s/ Stuart Hettleman	President, Chief Executive	July 30, 2003
Stuart Hettleman	Officer and Director

/s/ Michael Barsa	Director	July 30, 2003
Michael Barsa

/s/ Brian K. Coventry	Director	July 30, 2003
Brian K. Coventry

/s/ Christopher Coppersmith	Director	July 30, 2003
Christopher Coppersmith

/s/ Philip J. Dubato	Vice President, Chief	July 30, 2003
Philip J. Dubato	Financial Officer,
Principal Accounting Officer
and Director